EXHIBIT 10.17
DEX ONE CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(As Modified and in Effect as of June 24, 2010)
Board Member Compensation:
•	$125,000 annually ($50,000 cash plus $75,000 stock) (payable immediately following election of directors at annual stockholders meeting)
Non-Executive Chairman and Committee Chair Compensation (all amounts payable in cash quarterly):
•	Lead Director: $75,000 annually

•	Chair of Audit and Finance Committee: $25,000 annually

•	Chair of Compensation and Benefits Committee: $15,000 annually

•	Chair of Corporate Governance Committee: $15,000 annually
Additional Compensation (all amounts payable in cash quarterly):
•	Meeting Fees: $2,000 per board meeting attended and $2,000 per committee meeting attended (for committee members attending their own committee meetings only)

•	Additionally, board members will be reimbursed for reasonable costs and expenses associated with attendance at Board and Board committee meetings and other Dex One business